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Exhibit 10.9

LICENCE AGREEMENT FOR THE UTILIZATION OF DSI PATENTS

BETWEEN:

        TOTAL SA, a Société Anonyme (public limited company) under French law, whose registered office is located at 2, Place de la Coupole, La Défense 6, 92400 COURBEVOIE, represented by Mr. Thibaut HUYGHUES-DESPOINTES, Director of Research, Exploration and Production, hereinafter referred to as "TOTAL"

        La COMPAGNIE GENERALE DE GEOPHYSIQUE, a Société Anonyme (public limited company), whose registered office is located at 1, rue Léon MIGAUX 91341 MASSY CEDEX, represented by Michel MANIN, Director of Technology Development, hereinafter referred to as "CGG"

        Mr. Jean Laurent MALLET, domiciled at 8, Rue de la Croix Gagnée, 54500 Nancy, hereinafter referred to as "the INVENTOR"

        TOTAL, CGG and the INVENTOR being referred to as the "Co-owners",

on the one hand

AND

        EARTH DECISION SCIENCES, a Société Anonyme (public limited company), whose registered office is located at Technopole Nancy-Brabois, 22 allée de la forêt de reine, 54500, VANDOEUVRE LES NANCY, registered in the Companies Register at NANCY under number B 410 087159 and represented by its President and Chief Executive Officer, Mr. Jean Claude DULAC, hereinafter referred to as "EDS".

on the other hand

        TOTAL, CGG, the INVENTOR and EDS being referred to individually as "the Party" or collectively as "the Parties".

        WHEREAS:

        CGG, ELF EXPLORATION PRODUCTION and TOTAL EXPLORATION PRODUCTION have participated since 1988 in a research project named "GOCAD" which was initiated by the INVENTOR.

        On 20/09/1989 the INVENTOR filed a French patent application No. 89 12341, concerning the method called "DSI" (or "Discrete Smooth Interpolation"), developed by him and entitled "A Technique to obtain modelling of a surface by a grid using measurement points and definition of a roughness index and a global index of violation of geometrical data", allowing the construction, editing, viewing and use of three-dimensional objects, such as geological formations or living bodies. This technique is used by the GOCAD Software Package, owned by the Association Scientifique pour la Géologie et ses Applications (ASGA) an association governed by the 1901 Law.

        The INVENTOR transferred the patent application on 17 September, 1990 under agreement No. Elf 8156 in the following proportional shares: half to ASGA and 1/6 each to CGG, ELF EXPLORATION PRODUCTION and TOTAL EXPLORATION PRODUCTION. In September 1990, ASGA, CGG, ELF EXPLORATION PRODUCTION and TOTAL EXPLORATION PRODUCTION extended the patent application to foreign countries in their names.

        GOCAD's initial project phase confirmed the validity of the method covered by the DSI patents and a second research and development phase was carried out from 1989 to the start of 1998, with the primary objective of developing the GOCAD software. A number of additional partners participated in this phase within an organisation called the "GOCAD Consortium". At the end of this second phase, the GOCAD Consortium decided to authorise the commencement of the marketing phase of the GOCAD project (Phase III) and T-SURF was entrusted with responsibility for this marketing activity.

        To this end, ASGA transferred to T-SURF its proprietary rights to exploit the GOCAD Software Package. In addition, ASGA, CGG, ELF EXPLORATION PRODUCTION and TOTAL EXPLORATION PRODUCTION granted a licence for the utilization of the DSI Patents to T-SURF to carry out the marketing. This grant was in the form of a licence agreement entitled "Agreement for the utilization of DSI Patents", ref. EEP No. 11564, effective 1 April, 1998, which was amended by codicil No. 1, ref. EEP 11564A1, effective 1 January, 1999.

        In addition, ASGA, CGG, ELF EXPLORATION PRODUCTION and TOTAL EXPLORATION PRODUCTION have signed a co-ownership agreement for the DSI Patents, entitled "Patent Ownership Agreement", ref. EEP 11638, effective 1 January 1998, which was amended by codicil No. 1, ref. EEP 11638A1. ASGA did not wish to take part in the exploitation phase of the DSI Patents and on 24 July 1998, with the consent of CGG, ELF EXPLORATION PRODUCTION and TOTAL EXPLORATION PRODUCTION transferred its 50% share of the DSI Patents to the INVENTOR. The transfer was recorded in the National Patents Register.

        TSURF has changed its name and is now known as EARTH DECISION SCIENCES. In addition, ELF EXPLORATION PRODUCTION and TOTAL EXPLORATION PRODUCTION have merged to become TOTAL, which has inherited the rights and obligations of ELF EXPLORATION PRODUCTION and TOTAL EXPLORATION PRODUCTION under the above-mentioned agreements (therefore, now holding 1/3 of the DSI Patents).

        TOTAL, CGG and the INVENTOR wish to increase marketing activities for the GOCAD Software Program and the DSI Patents in general and have agreed with EDS to sign a new licence agreement for the DSI Patents, which constitutes the objective of this present agreement document.

THE PARTIES AGREE TO THE FOLLOWING:

Article 1. DEFINITIONS

        In this Agreement, when the following words and phrases are used with the first letter capitalised, they shall have the following meanings:

  •
  "Affiliate" means any company in which a Party holds or might hold, either directly or indirectly, at least 50% of the share capital or voting rights at general meetings.

  •
  "DSI Patents" or "Patents": means the collection of patents and patent applications, both French and foreign, resulting from French application No. 89 12 341 and which are listed in the attached Appendix 1.

  •
  "Agreement" means this Agreement and its appendices.

  •
  "GOCAD Software Program" means the software which performs subsoil modelling and which is currently named GOCAD (including source code, object code and the accompanying documentation), marketed by EDS under a licence granted by ASGA in 1998 and which contains an implementation of the Patents, in addition to any software program used in conjunction with GOCAD and which itself contains an implementation of the Patents.

  •
  "Maintenance" means maintenance to correct, adapt or enhance the GOCAD Software Program, carried out by EDS within the framework of its marketing activity.

  •
  "Operation" means an investment operation, which is scheduled to be carried out in October 2003, resulting in the entry of a group of investors into EDS share capital.

  •
  "Improvements" means any patentable improvement made by a Party to the method protected by the DSI Patents, which depends on the DSI Patents, i.e. which cannot be exploited or utilized without causing an infringement of one of its claims.

Article 2. PURPOSE OF THE AGREEMENT

        The purpose of this Agreement is to define the terms and conditions under which the Co-owners grant a licence for the utilization of the DSI Patents to EDS.

Article 3. NATURE AND SCOPE OF THE LICENCE

3.1
Under the terms of this Agreement, the Co-owners grant to EDS, who accepts, a licence for the utilization of the DSI Patents (hereinafter "Licence"), allowing EDS primarily to carry out marketing and Maintenance of the GOCAD Software Program.

3.2
The Licence is granted irrevocably, provided that EDS achieves an annual turnover figure (excluding tax) of over 500,000 euros (five hundred thousand euros).

3.3
The Licence is granted exclusively, with the exception of any non-exclusive rights existing at this Agreement's signing date which relate to the GOCAD Software Program as it existed in 1998 before the start of phase III mentioned in the preamble. It is stated that in this context, no rights to the Patents have been granted by the Co-owners and that the Co-owners have renounced and if necessary will renounce any commercial exploitation of the Patents either by themselves or by third parties. The exclusive nature of the agreement is conditional on EDS distributing to the Co-ownership group a minimum amount of 75,000 euros (seventy-five thousand euros) in royalties per annum. Exclusive rights will be automatically cancelled in the event of EDS's non-compliance with this obligation.

3.4
The Licence is granted with no area or geographical limitations.

3.5
The Licence includes the right for EDS to freely grant utilization sub-licences to its clients, primarily to allow them to use the GOCAD Software Program. Likewise, it includes the right for EDS to freely grant marketing sub-licences to its Affiliates or third parties, subject to informing the Co-owners of any such licences and their terms and to guarantee to the Co-owners that the sub-licensees will respect the commitments made by EDS in respect of this Agreement. In addition, in the sub-license agreement, each sub-licensee must commit to respect obligations identical to those made by EDS under this Agreement and EDS commits to provide a copy of this agreement to the Co-owners at their request. Moreover, any grant of a sub-licence of an exclusive nature, relating to the rights granted by the Co-owners under the terms of the present Agreement will require the prior consent of the Co-owners.

Article 4. FINANCIAL TERMS

        The Licence will be subject to royalties to be allocated to the Co-owners as follows:

4.1   Royalties allocated to TOTAL and CGG

4.1.1
Royalties from marketing the GOCAD Software Program Royalties will be equal to 0.75% of the annual turnover (excluding taxes) achieved by EDS and its sub-licensees, from marketing of the GOCAD Software Program (in relation to sale, rental and leasing of user sub-licences as well as for Maintenance), and will be shared between TOTAL and CGG as follows:

  •
  For TOTAL: 0.5% (zero point five per cent),

    •
    For CGG: 0.25% (zero point twenty five per cent).

It is stated that the right to receive royalties commences from delivery of the GOCAD Software Program by EDS to the users.

4.1.2
Royalties on any use of the DSI Patents, outside of marketing of the GOCAD Software Program

In the event that EDS itself, (or one of its Affiliates) utilises the DSI Patents outside of the GOCAD Software Program, royalties will be equal to 0.75% of annual turnover (excluding taxes) relating to this utilization and will be shared between TOTAL and CGG as follows:

  •
  For TOTAL: 0.5% (zero point five per cent),

  •
  For CGG: 0.25% (zero point twenty five per cent).

It is stated that any marketing by EDS (or by one of its Affiliates) of software which uses all or part of the functions of the GOCAD Software Program, but which does not contain an implementation of the Patents is not subject to royalties.

In the event that EDS (or one of its Affiliates) grants a sub-licence to utilize the DSI Patents to a third party outside of the GOCAD Software Program, without specific services or delivery of a software component by EDS, in return for the payment of a remuneration in the form of royalties or any other form of payment, royalties will be equal to 22.50% of the amount of royalties received and will be shared between TOTAL and CGG as follows:

  •
  For TOTAL: 15% (fifteen per cent),

  •
  For CGG: 7.5% (seven and a half per cent).

In any event, the amount of royalties paid to TOTAL and CGG under the provisions of article 4.1.2 will be subject to an annual ceiling figure of 100,000 euros.

4.2   Royalties allocated to the INVENTOR

4.2.1
Variable Royalties

The INVENTOR will be entitled to receive variable royalties equal to 1% of the amount:

(i)
of the annual turnover (excluding taxes) achieved by EDS and its sub-licensees, for utilization of the GOCAD Software Program (in relation to sale, rental and leasing of user sub-licences as well as for Maintenance) and

(ii)
in the event that EDS itself (or one of its Affiliates) utilizes the DSI Patents outside of the GOCAD Software Program, of the annual turnover (excluding taxes) relating to that utilization. It is stated that any marketing by EDS (or by one of its Affiliates) of software which uses all or part of the functions of the GOCAD Software Program, but which does not contain an implementation of the Patents is not subject to royalties.

In addition, in the event that EDS (or one of its Affiliates) grants a sub-licence to utilize the DSI Patents to a third party, outside of the GOCAD Software Program, without specific services or delivery of a software component by EDS, in return for the payment of a remuneration in the form of royalties or any other form of payment, the INVENTOR will be entitled to receive royalties equal to 27.50% of the amount of remuneration received.

4.2.2
Fixed Royalties

In addition to the variable royalties stated in 4.2.1 above, the INVENTOR will receive on 31 December each year, with the first payment being due on 31 December 2004, an annual fixed royalty ("AFR") amount calculated as follows:

AFR = 150,000 euros—SVR (AFR being limited to 50,000 euros and deemed nil where SVR is over 150,000 euros.)

Where SVR is the Sum of all Variable Royalties due during the current calendar year in accordance with 4.2.1 above.

4.2.3
Special Provisions

In any event, the amount of variable royalties paid to the INVENTOR in respect of this article 4.2, except for the share which corresponds to (i) of this article, will be subject to an annual ceiling amount of 100,000 euros.

In consideration for the level of royalties granted to him, the INVENTOR expressly commits not to claim payment of the amounts due to him under the present agreement until EDS shows an operating profit; the payment being limited by the amount of actual profit.

4.3
The amounts and distribution of royalties stated in 4.1 and 4.2 above will apply from 1 January, 2004. Royalties originating and due prior to 1 January, 2004 will be calculated by applying the terms of article 4 of the "Licence Agreement for utilization of the DSI Patents", ref. EEP No. 11564 which remain applicable, primarily in respect of any royalties which may not have already been paid by EDS, and royalties due for 2003 (stating that for 2003, the share distribution will be 0.75% for the INVENTOR, 0.66% for TOTAL and 0.33% for CGG from the fact that the threshold turnover figure of 2.4 MF has already been reached).

4.4
In consideration for the new proportional share arrangements for the royalties which are applicable from 1 January 2004 in favour of the INVENTOR as compared to his ownership share in the DSI Patents, the INVENTOR commits to pursue and where possible increase his efforts in all areas covered by the DSI Patents and in particular concerning his involvement in the GOCAD Consortium, implementation and optimisation of applications linked to the GOCAD Software Program and potential improvement to the methods covered by the DSI Patents. In the event of default, the previous royalty shares as stated in article 4.3 will be restored. If a dispute arises between the Co-owners about the amounts due to be paid to them, the Co-owners expressly renounce the right to hold EDS responsible and accountable for the distribution of royalties between them, provided that EDS has transferred the total amount of royalties due to the group of Co-owners.

4.5   Accounting

EDS will prepare an annual statement containing all information required for the calculation of the royalties and will send it to the Co-owners, at the latest within sixty days of the last day of the past calendar year. The Co-owners may proceed to have this statement verified once a year by an expert of their choice and at their own expense.

On receipt of the annual statement, each Co-owner will send an invoice to EDS for the royalties due, which will be paid by EDS within the 60 days. Each Co-owner may, however, adopt other payment methods for his royalties share in agreement with EDS.

Article 5. MAINTENANCE OF THE DSI PATENTS & GUARANTEES

5.1
The Co-owners commit to maintain the DSI Patents in force. However, they may agree to abandon certain DSI Patents titles before their expiry. In this case, they must inform EDS with three months notice, to allow EDS the opportunity to stand in for the Co-owners and maintain those titles the Co-owners have decided to abandon, being understood that the expenses incurred by EDS will be deducted from the royalties amounts prescribed in article 4 of this Agreement, for each country where titles have been abandoned.

5.2
EDS states that they have a perfect knowledge of the DSI Patents and the method contained in them. Consequently, the Co-owners offer no guarantee in respect of the good working of the said method and as for potential rights of third parties, whilst stating, however, that to the best of their knowledge, the DSI Patents do not infringe the intellectual property rights owned by third parties.

5.3
EDS commits to exploit the DSI Patents to the best advantage, and consequently to carry out its best efforts to market and provide Maintenance of the GOCAD Software Program and exploit the DSI Patents beyond this domain. EDS will carry out marketing and utilization of the GOCAD Software Program under its sole liability and takes responsibility for all associated hazards, risks and perils. In this respect, EDS renounces any action or legal recourse against the Co-owners and commits to obtain from its insurers a guarantee of non-recourse against the Co-owners. Consequently, EDS will obtain the necessary third party insurance to cover the risks incurred in respect of activities linked to performance of this Agreement.

Article 6. INFRINGEMENT

6.1
In the event of a third party infringement of the DSI Patents, the Parties will act collectively to adopt a common position to put an end to the said infringement. In the event that the Co-owners decide not to take legal action, the Co-owners will authorise EDS, provided that the Licence is still exclusive, to commence any legal action for the enforcement of the intellectual property rights attached to the DSI Patents at EDS's own risk and expense, but to EDS's sole advantage. In consideration of what has been stated previously, the Parties will register this Agreement with the Institut National de la Propriété Intellectuelle (National Institute of Intellectual Property) and with the national registers of the country where the first action is taken. It is understood that, irrespective of the result of the legal action undertaken by EDS, in accordance with article 6.1 of this agreement, EDS is forbidden to prejudice the Licence and especially the obligations stated in article 4.

6.2
In the event that EDS is threatened with an infringement action in the performance of this Agreement, EDS will immediately advise the Co-owners and the Parties will act collectively to establish the line of conduct to be adopted. In addition, if the infringement action is effectively exercised against EDS, in relation to the method covered by the DSI Patents, the Co-owners will support EDS with technical and legal assistance, as far as they are able, to provide a defence. In the event of a judgement against EDS, EDS may not claim any indemnity from the Co-owners. The Co-owners will, however, during the three years following the date of signature of this Agreement, allow EDS to deduct from the royalties due under this Agreement, a sum of money corresponding to the expenses spent by EDS for its defence, limited to half of the royalties due under the current Agreement. It is specified that, irrespective of the eventual consequences of such an adverse judgement on the Patents, the financial terms of the Licence and in particular, the obligations to pay the royalties specified in article 4, will not be prejudiced. In addition, if it were established that a third party had filed a valid patent, prior to the DSI Patents in a given territory, and this fact were to oblige EDS to sign a patent licence with the third party in order to continue to market the products concerned in that territory; in that event, the products EDS sells in that territory would no longer be included in the basis of calculation for royalties due to the Co-owners.

Article 7. IMPROVEMENTS

7.1
Each Party owns the Improvements it creates and may utilize them freely.

7.2
Each Party commits to communicate to the other Parties, any Improvements that it has made and to inform them of any patent application request (date, number and title of the application request).

7.3
If the Improvement has been made by a Co-owner, the latter will grant a non-exclusive licence to EDS, with no modification to the Licence terms.

Article 8. EFFECTIVE DATE AND DURATION

        Notwithstanding its signature date, this Agreement takes effect on the date on which the Operation is effective. It will be terminated in accordance with the law in the event that the Operation does not occur on 31 December 2003. In that case, the terms of licence agreement ref. EEP No. 11564 will be reapplied from the signature date of this agreement.

        This agreement is made for the remaining protection term of the last of the DSI Patents in force, that is until 2012, and may be extended by codicil for the term of the patents arising from Improvements.

Article 9. TERMINATION

9.1
This Agreement will be lawfully terminated without indemnity in the event of EDS ceasing to trade.

9.2
Likewise, this Agreement will be lawfully terminated without indemnity by a Party in the event of non-execution by another Party of one or more major obligations contained in the various clauses. Termination will only become effective three months after the plaintiff has sent a letter by recorded delivery with acknowledgement of receipt, setting out the grounds for the complaint and giving formal notice to remedy the conditions which have not been fulfilled, unless within that time, the defaulting Party meets the obligations or provides proof of a difficulty arising from an Act of God. The exercise of the termination facility does not dispense the defaulting party from fulfilling the contracted obligations until the effective date of the termination and this, without prejudice to the damages which could possibly be claimed in respect of harm suffered by the plaintiff as a result of early termination of this Agreement.

9.3
Likewise, the Co-owners may rightfully terminate this Agreement with three months notice and with no indemnity and therefore revoke the utilization licence in the event that EDS fails to achieve the minimum turnover amount specified in article 3.2.

9.4
In the event that the Agreement is terminated, the users of the GOCAD Software Program will retain the benefit of a sub-licence to use the DSI Patents.

Article 10. INFORMATION AND CONFIDENTIALITY

10.1
EDS commits to hold an annual information meeting with the Co-owners during which all technical, sales, contractual, legal and intellectual property information about the DSI Patents and their utilization by EDS will be provided and discussed. In particular, actions and sales results related to the GOCAD Software Program (sales, royalties, products, clients, subsidiaries, sub-licensees etc.) and all elements related to the DSI Patents (Improvements, infringements etc.).

10.2
Each Party commits, for the term of the Agreement and the subsequent five years, both for itself and on behalf of its own staff, to regard the information provided to them by the other Parties in the context of this Agreement as strictly confidential and commits not to use this information for other purposes and not to disclose it to a third party. In the event of a patent application request relating to an Improvement, the confidentiality period will be limited to the period until the said application request is made public. This commitment will not apply to the following information:

a)
that which is in the public domain at the time of its communication or which enters the public domain subsequently through no connection with the Party;

b)
that which is communicated to the Party by a third party and is not considered secret;

c)
that which the Party can prove was in its possession prior to the signing of this Agreement

Article 11. FORCE MAJEURE

        The force majeure (exoneration) clause of the International Chamber of Commerce (CCI Publication No. 421) is an integral part of this Agreement.

Article 12. CORRESPONDENCE

        All correspondence relating to the performance of this Agreement shall be addressed as follows:

  •
  For the INVENTOR
  For the attention of Mr. Jean Laurent MALLET, 8, Rue de la Croix Gagnée, 54500 Nancy

  •
  For TOTAL
  For the attention of Mr. J VAILLANT, Technology Contracts Manager, Avenue Larribau, Pau, France

  •
  For CGG
  For the attention of Mr. Michel MANIN, Technology Development Director, 1, rue Léon Migaux, 91241 Massy Cedex

  •
  For EDS
  For the attention of Mr. Jean Claude DULAC, CEO, 11011 Richmond avenue, Suite 340, Houston, Texas, USA

Article 13. TRANSFER

13.1
The utilization licence for the DSI Patents may not be transferred by EDS to a third party without the written agreement of the Co-owners, except for transfer to one of its Affiliates, subject to informing the Co-owners previously by registered letter with acknowledgement of receipt.

13.2
Each Co-owner shall have the right to either totally or partially substitute one its Affiliates to hold the rights and obligations of this Agreement subject to the Affiliate respecting the terms of the Agreement.

Article 14. SPECIFIC RIGHTS GRANTED TO EDS

14.1
TOTAL and CGG commit to transfer their rights to the Patents to the other Co-owners and, in second ranking, to EDS in the event that control of their companies changes. In this event, the transfer price for the Patents will be agreed between the concerned Parties and failing this, by a statement from an expert appointed either jointly by the concerned Parties or by court order issued by the President of the Paris Tribunal de Grande Instance, before whom the matter has been brought by one of the Parties.

14.2
The Co-owners grant to EDS a secondary rank pre-emptive right over any transfer of the Patents or any transfer of their share in the Patents to a third party. Consequently, any transfer of a share in the DSI Patents will be subject to a pre-emptive right, provided that the Co-owners have not exercised the pre-emptive right they have pursuant to the provisions of the Intellectual Property Code. The pre-emptive right may be activated by sending a registered letter with acknowledgement of receipt before the end of the third month after EDS has received the notice by registered letter with acknowledgement of receipt which sets out all the terms of the subordinated transfer.

14.3
In his capacity as a Co-owner of the Patents, Mr. MALLET commits to obtain from his heirs a commitment to transfer their rights to EDS in event of decease. In consideration for this commitment, Mr. MALLET's heirs will receive royalties equal to those paid to Mr. MALLET. In addition EDS and Mr. MALLET will sign a separate agreement in a separate deed in favour of the latter.

Article 15. DISPUTE RESOLUTION

        The Parties will attempt to reach an amicable resolution to any disputes arising from the interpretation or performance of this Agreement.

        In the event of a prolonged disagreement, the Parties will agree to submit the said disputes to the Paris Tribunal de Grande Instance, this Agreement being governed by French law.

Article 16. MISCELLANEOUS

16.1
The granting of a licence to utilize the DSI Patents, subject of this Agreement, does not establish any solidarity between the Parties.

16.2
Under pain of being declared null and void, any adjustment or modification to this Agreement will require a codicil signed by the Parties.

16.3
This Agreement cancels and replaces Licence Agreement ref. 11564 and its codicil No. 1 ref. 11564 A1

        Executed as 4 signed originals

For EDS	For the INVENTOR
Signature	Signature
/s/ Mr. Jean Claude DULAC President	/s/ Mr. Jean Laurent MALLET
For CGG	For TOTAL
Signature	Signature
/s/ Mr. Michel MANIN Technology Development Director	/s/ Thibaut HUYGHUES-DESPOINTES Director of Research, Exploration and Production
Date: 3 November 2003	Date: 13/11/03

APPENDIX 1: DSI PATENTS

FILE NO.: DPI 5921.01

        TITLE: METHOD FOR MODELLING OF A SURFACE AND DEVICE FOR IMPLEMENTING SAME

COUNTRY	FILING Date/No.	PUBLICATION Date/No.	Date GRANTED/No.	EXPIRY Date

FRANCE	20-SEP-89 89 12341	22-MAR-91 2.652.180	27-DEC-91 89 12341	20-SEP-2009
France (European procedure)	19-SEP-90 90914214.3	04-SEP-91 0 444 183	25-OCT-95 0 444 183	19-SEP-2010
GERMANY	19-SEP-90 90914214.3	04-SEP-91 0 444 183	25-OCT-95 0 444 183	19-SEP-2010
CANADA	19-SEP-90 2.042.067			19-SEP-2010
UNITED STATES	19-SEP-90 689.044		07-NOV-95 5 465 323	07-NOV-2012
ITALY	19-SEP-90 90914214.3	04-SEP-91 0 444 183	25-OCT-95 0 444 183	19-SEP-2010
JAPAN	19-SEP-90 2-513303/90			19-SEP-2010
NORWAY	19-SEP-90 91.1911	24-JUN-96 179.427	02-OCT-96 179.427	19-SEP-2010
NETHERLANDS	19-SEP-90 90914214.3	04-SEP-91 0 444 183	25-OCT-95 0 444 183	19-SEP-2010
UNITED KINGDOM	19-SEP-90 90914214.3	04-SEP-91 0 444 183	25-OCT-95 0 444 183	19-SEP-2010

        There are initials on each page.

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LICENCE AGREEMENT FOR THE UTILIZATION OF DSI PATENTS
APPENDIX 1: DSI PATENTS